   As filed with the Securities and Exchange Commission on January 20, 1998.
                                                    Registration No. 333-30655
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                    FORM S-8*

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                    THQ INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                    13-3541686
        (State or Other Jurisdiction                    (I.R.S. Employer
      of Incorporation or Organization)                 Identification No.)

                          5016 North Parkway Calabasas
                           Calabasas, California 91302
             (Address of Principal Executive Offices with Zip Code)

                         THQ INC. 1997 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                   ----------

                                BRIAN J. FARRELL
                      President and Chief Executive Officer
                                    THQ Inc.
                          5016 North Parkway Calabasas
                           Calabasas, California 91302
                                 (818) 591-1310
                      (Name, Address and Telephone Number,
                   including Area Code, of Agent For Service)

                                   Copies to:


                             KENNETH H. LEVIN, ESQ.
                                 Sidley & Austin
                              555 West Fifth Street
                          Los Angeles, California 90013

                                   ----------

        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective.

                                   ----------

--------

* Filed as a Post-Effective Amendment on Form S-8 to Registration Statement (No. 333-30655) pursuant to the provisions of Rule 414(d) of the Securities Act of 1933, as amended. See "INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS."

              INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

        T.HQ, Inc., a New York corporation ("Predecessor"), filed a Registration Statement (the "Registration Statement") on Form S-8 (Registration No. 333-30655) with the Securities and Exchange Commission (the "Commission") on July 2, 1997, under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the issuance by Predecessor of up to 650,000 shares of the Predecessor's common stock, par value $.0001 per share (the "New York Common Stock") issuable upon the exercise of options (the "Options") granted by the Predecessor pursuant to the Predecessor's 1997 Stock Option Plan.

        THQ Inc., a Delaware corporation ("Successor"), files this Post-Effective Amendment No. 1 to the Registration Statement (the "Post-Effective Amendment") as the successor issuer to Predecessor within the meaning of Rule 414 under the Securities Act. Successor is the successor issuer to Predecessor as the result of a merger of Predecessor with and into Successor with Successor being the surviving corporation (the "Merger"). Prior to the Merger, Successor was a wholly-owned subsidiary of Predecessor and had no assets or liabilities. The Merger was consummated pursuant to the terms of an Agreement and Plan of Merger between Predecessor and Successor (the "Merger Agreement").

        The Merger became effective on January 6, 1998 (the "Effective Time"). At the Effective Time and pursuant to the Merger Agreement: (i) Successor became the successor of Predecessor; (ii) Successor acquired all of the assets and assumed all of the debts, liabilities and duties of the Predecessor; (iii) each share of New York Common Stock outstanding prior to the Effective Time converted into one share of common stock, $0.01 par value per share, of Successor (the "Delaware Common Stock"); and (iv) each right to receive from Predecessor shares of New York Common Stock upon the exercise of (a) options granted under any stock option plan of Predecessor or pursuant to an option agreement, or (b) warrants which were outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, converted into and became a right to acquire the same number of shares of Delaware Common Stock at the same price per share, and upon the same terms and subject to the same conditions, as set forth in the plans and the agreements evidencing the options or the warrants in effect at the Effective Time.

        The Merger was approved at the Annual Meeting of Shareholders of Predecessor held on June 24, 1997 and reconvened on July 22, 1997, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Merger was approved by written consent of the Predecessor, the sole shareholder of Successor.

        Pursuant to Rule 414(d) under the Securities Act, Successor, as successor to Predecessor, hereby adopts the Registration Statement as Successor's own registration statement for all purposes of the Securities Act and the Exchange Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas and State of California on the 8th day of January, 1998.

                THQ Inc.

                By:  /s/ Brian J. Farrell
                     --------------------------------------------------------
                     Brian J. Farrell, President and Chief Executive Officer

        Pursuant to the requirement of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Title                                Date
---------                  -----                                ----
/s/ Brian J. Farrell
-------------------------  Director, Chief Executive Officer    January 8, 1998
Brian J. Farrell           and President (Principal Executive
                           Officer)


/s/ Lawrence Burstein
------------------------     Director                           January 8, 1998
Lawrence Burstein


/s/ Bruce Jagid
------------------------     Director                           January 8, 1998
Bruce Jagid


/s/ Jeffrey C. Lapin
------------------------     Director                           January 8, 1998
Jeffrey C. Lapin


/s/ L. Michael Haller
------------------------     Director                           January 8, 1998
L. Michael Haller

/s/ James L. Whims
------------------------     Director                           January 8, 1998
James L. Whims

/s/ Fred Gysi
------------------------     Vice President-Finance             January 8, 1998
Fred Gysi                    (Principal Financial Officer and
                              Principal Accounting Officer)


                                INDEX OF EXHIBITS

Number                Description of Exhibit
------                -----------------------
4.2                   Form of Stock Option Agreement for THQ Inc. 1997
                      Stock Option Plan.